Exhibit 99.1
Press Release

Release Date:  May 15, 2009                                                                  Contact: Thomas A. Vento - President
at 4:30 p.m. EST                                                                      Joseph R. Corrato - Executive Vice President
              (215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES SECOND QUARTER RESULTS

Philadelphia, Pennsylvania (May 15, 2009) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported a net loss of $48,000, or $0.004 per share, for the quarter ended March 31, 2009 as compared to net loss of $679,000, or $0.06 per share, for the same period in 2008.    For the six months ended March 31, 2009, the Company recognized a net loss of $1.0 million, or $0.10 per share, compared to a net loss of $65,000, or $0.01 per share, for the comparable period in 2008.  The net losses reported for both the three and six months ended March 31, 2009 were primarily due to non-cash other-than-temporary impairment (“OTTI”) charges related to certain of the non-agency mortgage-backed securities received as a result of the previously reported redemption in kind during the third quarter of fiscal 2008 of the Company’s investment in a mutual fund.

Tom Vento, President and Chief Executive Officer, stated “Although we are clearly disappointed to be reporting a loss for the second quarter, we are encouraged that the Company recorded net income before taxes for the quarter ended March 31, 2009.  In addition, our net interest margin substantially increased during the 2009 periods from the prior year as we were able to reduce materially our cost of funds.  In spite of the economic turbulence continued to be experienced in the secondary mortgage markets, we continue to maintain capital levels substantially in excess of the levels required to be considered well capitalized.”

At March 31, 2009, the Company’s total assets were $514.7 million, an increase of $25.1 million from $489.5 million at September 30, 2008.  The increase was primarily attributable to a increase in cash and cash equivalents and net loans receivable offset in part by net repayments and impairments in the investment and mortgage-backed security portfolios.

Total liabilities increased $29.2 million to $450.3 million at March 31, 2009 from $421.1 million at September 30, 2008.  The increase was primarily due to a $42.4 million increase in deposits, mainly in certificates of deposit.  The increase was partially offset by the repayment of FHLB advances which decreased by $12.0 million, from $31.7 million at September 30, 2008 to $19.7 million at March 31, 2009.

Stockholders’ equity decreased by $4.1 million to $64.4 million at March 31, 2009 as compared to $68.5 million at September 30, 2008 primarily as a result of the $2.5 million cost of purchasing 226,148 shares of common stock in the open market during the six month period ended March 31, 2009 to fund the shareholder approved Recognition and Retention Plan, the declaration of quarterly cash dividends totaling $1.1 million, the net loss of $1.0 million,  the increase in the net unrealized loss on available for sale securities due to declines in market values of $712,000 and a decrease of $256,000 related to the adoption of EITF Issue No. 06-10 related to postretirement benefits associated with endorsement split dollar life insurance arrangements offset in part by a $1.1 million increase related to the adoption of FASB Staff Positions 115-2 and 124-2 related to impairment charges on securities.

Net interest income increased $681,000 or 24.3% to $3.5 million for the three months ended March 31, 2009 as compared to $2.8 million for the same period in 2008. The increase reflected the effects of a $341,000 or 9.1% decrease in interest expense combined with a $340,000 or 5.2% increase in interest income.    The decrease in interest expense resulted primarily from a 70 basis point decrease to 3.18% in the weighted average rate paid on interest-bearing liabilities, reflecting the decrease in market rates of interest during the year, partially offset by a $42.3 million or 10.9% increase in the average balance of interest-bearing liabilities, primarily in certificates, for the three months ended March 31, 2009, as compared to the same period in 2008.  The increase in interest income resulted primarily from a $26.9 million or 5.9% increase in the average balance of interest-earning assets for the three months ended March 31, 2009, as compared to the same period in 2008.

For the six months ended March 31, 2009, net interest income increased $1.7 million or 30.2% to $7.2 million as compared to $5.6 million for the same period in 2008. The increase was due to the combined effects of a $906,000 or 6.9% increase in interest income and a $774,000 or 10.1% decrease in interest expense.  The increase in interest income resulted primarily from a $25.3 million or 5.6% increase in the average balance of interest-earning assets for the six months ended March 31, 2009, as compared to the same period in 2008.  Also contributing to the increase in interest income was a 7 basis point increase to 5.87% in the weighted average rate earned on interest-earning assets.  The decrease in interest expense resulted primarily from a 74 basis point decrease to 3.23% in the weighted average rate paid on interest-bearing liabilities, reflecting the decrease in market rates of interest during the year, partially offset by a $40.7 million or 10.5% increase in the average balance of interest-bearing liabilities, primarily in certificates of deposit, for the six months ended March 31, 2009, as compared to the same period in 2008.

    For the quarter ended March 31, 2009, the net interest margin was 2.89%, as compared to 2.46% for the same period in 2008.  For the six months ended March 31, 2009, the net interest margin was 3.01%, as compared to 2.44% for the same period in 2008.  The increase in the interest margin in the 2009 periods was primarily due to the large decrease in the average rates paid on interest-bearing liabilities reflecting declines in market rates of interest.

    The Company established a provision for loan losses of $50,000 for the quarter ended March 31, 2009 and $363,000 for the six month period ended March 31, 2009 as compared to $75,000 and $150,000 for the comparable periods in 2008.  The primary factor in the increase of the loan loss provision for the six month period ended March 31, 2009 related to a specific reserve established in the first quarter of fiscal 2009 on a $3.0 million non-performing construction loan reflecting the Company’s participation interest in a $14.9 million construction loan to build a 40-unit high-rise condominium project in located in Center City, Philadelphia which has experienced payment delinquencies. Although the project is substantially completed, based on an updated appraisal, the value of the real estate collateralizing the loan has declined.  Another financial institution is the lead lender on the loan.  As of March 31, 2009, this loan was classified as a real estate owned property as a result of the borrower agreeing to cede control of the property to the lead lender.  At March 31, 2009, the Company’s non-performing assets totaled $6.8 million or 1.3% of total assets.  Non-performing assets consisted of one construction loan totaling $640,000, one commercial real estate loan totaling $1.6 million and nine one-to four-family residential mortgage lands totaling $448,000 and two real estate owned properties totaling $4.1 million (one of which is the $3.0 million noted above).  The allowance for loan losses totaled $1.7 million, or 0.7% of total loans and 65.1% of non-performing loans.

Non-interest income was a charge of $434,000 and $2.4 million for the three and six month periods ended March 31, 2009, respectively, compared with a charge of $1.3 million and $1.1 million for the comparable periods in 2008.  The variance between the 2008 and 2009 periods was due solely to an OTTI charge of $1.5 million on the mutual fund in each of the 2008 periods while there were impairment charges of $647,000 and $2.8 million during the three and six month periods ended March 31, 2009 related to the non-agency mortgage-backed securities acquired as part of the June 2008 redemption in kind of the mutual fund.

For the quarter and six months ended March 31, 2009, non-interest expense increased $174,000 and $618,000, respectively, compared to the same periods in the prior year.  The increases were primarily due to a $186,000 writedown associated with an REO property incurred during the second fiscal quarter of 2009.  Increases in deposit insurance premiums of $77,000 and $275,000, respectively, were incurred during the three and six month periods ended March 31, 2009 compared to the comparable periods in 2008, based on a new fee structure implemented by the FDIC.  Also contributing to the increase were increases in advertising expenses.  These increases were partially offset by decreases in legal expenses as certain legal fees were incurred during the 2008 periods in defense of a previously disclosed lawsuit, which has been settled.  These legal fees were not applicable in the 2009 periods.

The Company recorded income tax expense for the quarter and six months ended March 31, 2009 of $365,000 and $409,000, respectively, compared to income tax benefit of $381,000 and $92,000, respectively, for the quarter and six months ended March 31, 2008.  Tax expense was recorded in the 2009 periods and was not fully impacted by the capital losses incurred in connection with the writedown of certain of the mortgage-backed securities received in the redemption of the mutual fund.  A valuation allowance was recorded against the deferred tax asset as capital losses are only deductible to the extent of capital gains.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At March 31,	At September 30,
	2009	2008
		(as restated) (1)
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$514,650	$489,537
Cash and cash equivalents	26,637	9,454
Investment and mortgage-backed securities:
Held-to-maturity	154,826	163,303
Available-for-sale	58,040	55,106
Loans receivable, net	253,348	243,969
Deposits	419,263	376,830
FHLB advances	19,680	31,701
Stockholders’ equity	64,352	68,487
Full service offices	7	7

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008 (As restated) (1)	2009	2008 (As restated) (1)
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$6,905	$6,565	$14,132	$13,226
Total interest expense	3,426	3,767	6,888	7,662
Net interest income	3,479	2,798	7,244	5,564
Provision for loan losses	50	75	363	150
Net interest income after provision for loan losses	3,429	2,723	6,881	5,414
Total non-interest (loss) income	(434)	(1,279)	(2,381)	(1,057)
Total non-interest expense	2,678	2,504	5,132	4,514
Income (loss) before income taxes	317	(1,060)	(632)	(157)
Income tax expense (benefit)	365	(381)	409	(92)
Net loss	(48)	(679)	(1,041)	(65)
Basic (loss) earnings per share	(0.004)	(0.06)	(0.10)	(0.01)
Diluted (loss) earnings per share	(0.004)	(0.06)	(0.10)	(0.01)

Selected Operating Ratios(2):
Average yield on interest- earning assets	5.73%	5.77%	5.87%	5.80%
Average rate on interest-bearing Liabilities	3.18%	3.88%	3.23%	3.97%
Average interest rate spread(3)	2.55%	1.89%	2.64%	1.83%
Net interest margin(3)	2.89%	2.46%	3.01%	2.44%
Average interest-earning assets to average interest-bearing liabilities	111.93%	117.19%	112.65%	117.95%
Net interest income after provision for loan losses to non-interest expense	128.04%	108.75%	134.08%	119.94%
Total non-interest expense to average assets	2.13%	2.12%	2.05%	1.91%
Efficiency ratio(4)	87.95%	164.85%	105.53%	100.16%
Return on average assets	(0.04)%	(0.57)%	(0.42)%	(0.03)%
Return on average equity	(0.29)%	(3.49)%	(3.14)%	(0.16)%
Average equity to average assets	13.00%	16.47%	13.26%	16.76%

	At or for the Three Months Ended March 31,		At or for the Six Months Ended March 31,
	2009	2008	2009	2008
		(As restated) (1)		(As restated) (1)
Asset Quality Ratios(5)
Non-performing loans as a percent of loans receivable, net(6)	1.05%	0.13%	1.05%	0.13%
Non-performing assets as a percent of total assets(6)	1.31%	0.40%	1.31%	0.40%
Allowance for loan losses as a percent of total loans	0.66%	0.27%	0.66%	0.27%
Allowance for loan losses as a percent of non-performing loans	65.08%	221.55%	65.08%	221.55%
Net charge-offs to average loans receivable	0.09%	0.90%	0.09%	0.45%

Capital Ratio(5)
Tier 1 leverage ratio
Company	13.09%	15.75%	13.09%	15.75%
Bank	12.24%	14.57%	12.24%	14.57%
Tier 1 risk-based capital ratio
Company	28.68%	35.72%	28.68%	35.72%
Bank	26.81%	32.28%	26.81%	32.28%
Total risk-based capital ratio
Company	29.43%	36.17%	29.43%	36.17%
Bank	27.57%	32.73%	27.57%	32.73%

(1) The income statement for the three and six month periods ended March 31, 2008 and Statement of Financial Condition as of September 30, 2008 were restated due to the Company’s recognition of certain postretirement obligations applicable to prior periods.  The net effect of the adjustments on the income statement for the quarter ended March 31, 2008 was an increase in net income of $3,000.  There was an increase in net income of $7,000 for the six month period ended March 31, 2008.  The net effect on the Statement of Financial Condition as of September 30, 2008 was an increase in assets of $200,000, an increase in liabilities of $588,000 and a decrease in stockholders’ equity of $388,000.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income (loss).
(5) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)  Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal.